IN THE CHANCERY COURT FOR THE STATE OF TENNESSEE
TWENTIETH JUDICIAL DISTRICT at NASHVILLE

	)	Lead Case No. 05-1250-I
IN re iPAYMENT, INC.	)
SHAREHOLDERS LITIGATION	)	Chancellor Bonnyman
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STIPULATION OF SETTLEMENT
     IT IS HEREBY STIPULATED AND AGREED, by, between and among Plaintiffs Charter Township of Clinton Police and Fire Retirement System, Teresita Fay, and Seth Blumenfeld, as representatives of a class of public shareholders of iPayment, Inc., Defendant iPayment, Inc., and Individual Defendants Gregory S. Daily, Carl A. Grimstad, Clay M. Whitson, Peter Y. Chung, J. Donald McLemore, Jr., Jennie Carter Thomas, David T. Vandewater, and David M. Wilds, through their respective duly authorized counsel, that the consolidated action captioned In re iPayment, Inc. Shareholder Litigation, Civil Action No. 05-1250-I (Chancery Court for Davidson County, 20th Judicial District, Tennessee), and all matters that were raised or could have been raised in that lawsuit or in the Original Actions (as defined below) against (i) Defendant iPayment, Inc. and its subsidiaries and affiliates, (ii) Defendants Gregory S. Daily, Carl A. Grimstad, Clay M. Whitson, Peter Y. Chung, J. Donald McLemore, Jr., Jennie Carter Thomas, David T. Vandewater, and David M. Wilds; and (iii) any other current or former directors, officers, employees and agents of iPayment, Inc., or its affiliates or subsidiaries, are settled, compromised and dismissed on the merits and with prejudice on the terms and conditions set forth in this Settlement Agreement and the Release set forth herein, subject to the approval of the Court.

I. DEFINITIONS
     A. As used in this Agreement, the following capitalized terms have the following meanings, unless a Section or Subsection of this Agreement provides otherwise:
          1. “Acquiring Parties” means iPayment, MergerCo, Holdings, Gregory S. Daily, and Carl A. Grimstad, collectively.
          2. “Agreement” or “Settlement Agreement” means this Stipulation of Settlement and the Exhibits hereto, including any subsequent amendments thereto.
          3. “Approval Date” means the date on which the Final Judgment and Order Approving Class Action Settlement is entered by the Court in this Consolidated Action.
          4. “Attorneys’ Fees and Expenses” means such funds as iPayment has agreed to pay to Plaintiffs’ Counsel (and any other Counsel representing Plaintiffs) for their fees and expenses in connection with this Consolidated Action, as set forth in Section IX.
          5. “Board” means the Board of Directors of iPayment.
          6. “Class” or “Class Members” means all individuals or entities who held or beneficially owned, directly or indirectly, common stock or other equity securities of iPayment as of the Record Date through and including the Closing Date; provided however, that “Class” or “Class Members” does not include (a) such persons or entities who submit valid and timely requests for exclusion from the Class in accordance with the procedures set out in Section VI of this Settlement Agreement and described in the

Notice, or (b) such persons or entities who are Defendants or any person, firm, trust, corporation or other entity related to or affiliated with any Defendant.
          7. Closing Date means the date on which the transaction contemplated by the Merger Agreement closes and Class Members’ shares are converted into the right to receive the merger consideration described in the Proxy Statement.
          8. “Consolidated Action” or “Action” means the lawsuit captioned In re iPayment, Inc. Shareholder Litigation, Lead Case No. 05-1250-I (Chancery Court for Davidson County, 20th Judicial District, Tennessee).
          9. “Consolidated Complaint” means the Consolidated Complaint filed in the Consolidated Action by Plaintiffs on or about January 3, 2006.
          10. “Court” means the Chancery Court for Davidson County, Twentieth Judicial District in the State of Tennessee.
          11. “Defendants” means iPayment and the Individual Defendants.
          12. “Defendants’ Counsel” means the law firms of Debevoise & Plimpton LLP; Bass Berry & Sims, PLC; White & Case LLP; Waller Landsden Dortch & Davis, PLLC; Akin Gump Strauss Hauer & Feld LLP; and Neal and Harwell PLC.
          13. “Final Settlement Date” means the date on which the Final Judgment and Order Approving Class Action Settlement in this Consolidated Action becomes final. For purposes of this definition, the Final Judgment and Order Approving Class Action Settlement in this Consolidated Action shall become final:
               a. if no appeal is taken therefrom, on the date on which the time to appeal therefrom has expired;

               b. if any appeal is taken therefrom, on the date on which all appeals therefrom, including petitions for rehearing or reargument, petitions for rehearing en banc and petitions for certiorari or any other form of review, have been finally disposed of in a manner that does not result in any alteration of the Final Judgment and Order Approving Settlement in this Consolidated Action; or
               c. on a date after entry of the Final Judgment and Order Approving Settlement in this Consolidated Action, which date counsel for the Parties agree to in writing.
          14. “Fairness Hearing” means the hearing at or after which the Court will make a final decision whether to approve this Agreement as fair, reasonable and adequate and in the best interests of the Class.
          15. “Final Judgment” means the judgment of dismissal with prejudice entered pursuant to the Final Judgment and Order Approving Class Action Settlement, as contemplated in Section XI of this Agreement.
          16. “Hearing Order” means the order to be entered by the Court concerning notice, administration and the Fairness Hearing, as contemplated in Section IX of this Agreement.
          17. “Holdings” means iPayment Holdings, Inc., a Delaware corporation formed by Gregory S. Daily and Carl A. Grimstad and certain parties related to them.
          18. “Individual Defendants” means Gregory S. Daily, Carl A. Grimstad, Clay M. Whitson, Peter Y. Chung, J. Donald McLemore, Jr., Jennie Carter Thomas, David T. Vandewater, and David M. Wilds.

          19. “Interest Rate” means interest calculated on a simple interest basis based upon the 90-day Treasury bill rate on the first (1st) day of each month, as published in The Wall Street Journal under the description of “Money Rates.”
          20. “Merger Agreement” means the Agreement and Plan of Merger dated as of December 27, 2005 between iPayment, Holdings, and MergerCo.
          21. “MergerCo” means iPayment MergerCo., Inc., a wholly-owned subsidiary of Holdings formed for the purpose of effecting the merger with iPayment.
          22. “Notice” means the legal notice of the terms of the proposed settlement to be provided to Class Members, as approved in form and content by Plaintiffs’ Counsel and Defendants’ Counsel and the Court.
          23. “Order Approving Class Action Settlement” means the order approving the settlement and this Agreement as contemplated in Section X of this Agreement.
          24. “Original Actions” means the following actions filed in the Chancery Court for the State of Tennessee in the Twentieth Judicial District: Teresita Fay, on behalf of herself and all others similar situated v. Gregory S. Daily, et al., Case No. 05-1250-I (Davidson County); Charter Township of Clinton Police and Fire Retirement System, Individually and On Behalf Of All Others Similar Situated v. iPayment Inc., et al., Case No. 05-1258-I (Davidson County); Seth Blumenfeld, Individually and On Behalf Of All Others Similarly Situated v, iPayment, Inc., et al., Case No. 05-1495-II (Davidson County).
          25. “Parties” means Plaintiffs, iPayment, and the Individual Defendants, collectively, and, where applicable, their respective counsel.

          26. “Plaintiffs” means Plaintiffs Charter Township of Clinton Police and Fire Retirement System, Teresita Fay, and Seth Blumenfeld, individually and on behalf of the Class.
          27. “Plaintiffs’ Counsel” means the law firms of Lerach Coughlin Stoia Geller Rudman & Robbins LLP; Branstetter, Kilgore, Stranch & Jennings; Faruqi & Faruqi, LLP; Barrett, Johnston & Parsley; and The Weiser Law Firm, P.C.
          28. “Record Date” means the close of business on March 29, 2006, the record date for the Special Meeting of Shareholders to vote on the proposal to adopt the Merger Agreement as set forth in the Notice of Special Meeting of Stockholders to be Held on May 5, 2006, accompanying the April 4, 2006 Proxy Statement (the “Proxy Statement”).
          29. “Release” means the release set forth in Section VIII.A of this Agreement.
          30. “Releasees” means (i) the Individual Defendants and each of their heirs, executors, agents, administrators and assigns, (ii) Holdings and MergerCo and each of their affiliates, and (iii) iPayment and each of its past present and future parents, subsidiaries, predecessors, successors and assigns and affiliates, and each of their respective past, present and future officers, directors, employees, agents, representatives, attorneys, heirs, administrators, executors, predecessors, successors, and assigns, or any of them, including any person or entity controlled by, controlling or under common control with any of them.
     B. Capitalized terms used in this Agreement but not defined above shall have the meanings ascribed to them elsewhere in this Agreement.

II. BACKGROUND
     A. Initial Proposal, Shareholder Actions, and Special Committee Process
          1. On May 13, 2005, the Board received a non-binding proposal from an entity newly formed by Gregory S. Daily, iPayment’s Chairman and Chief Executive Officer, to acquire all of the outstanding shares of iPayment’s common stock for $38.00 per share in cash. The Board of Directors, a majority of whom were outside and independent directors, immediately formed a Special Committee of non-employee, independent directors to evaluate and act with the full authority of the Board with respect to Mr. Daily’s proposal and any alternative proposals or strategic alternatives.
          2. Between May 17, 2005 and June 10, 2005, immediately following the formation of the Special Committee on May 13, 2005, three complaints were filed in the Chancery Court for the State of Tennessee in the Twentieth Judicial District challenging Mr. Daily’s original proposal: Teresita Fay, on behalf of herself and all others similar situated v. Gregory S. Daily, et al., Case No. 05-1250-I (Davidson County); Charter Township of Clinton Police and Fire Retirement System, Individually and On Behalf Of All Others Similar Situated v. iPayment Inc., et al., Case No. 05-1258-I (Davidson County); Seth Blumenfeld, Individually and On Behalf Of All Others Similarly Situated v, iPayment, Inc., et al., Case No. 05-1495-II (Davidson County).
          3. Plaintiffs brought these actions as putative class actions on behalf of themselves and the other stockholders of iPayment (other than Defendants and their affiliates), and alleged, among other things, that the Individual Defendants breached their fiduciary duties of care, loyalty, candor and independence in connection with their future evaluation of the merger proposal. Plaintiffs further alleged that iPayment aided and abetted such purported future breaches of fiduciary duty. Plaintiffs sought various forms of declaratory, injunctive and equitable relief.
          4. On July 22, 2005, iPayment issued a press release reporting that the Special Committee had determined not to recommend proceeding with the transaction proposed by Mr. Daily and that the Special Committee had determined to “explore alternatives that will enhance stockholder value, including, without limitation, the sale of the Company with potentially interested purchasers and a recapitalization transaction, as well as remaining independent and not undertaking any such transactions.” Defendants contend that the Special Committee’s determinations were made following due diligence by and consultations with its independent legal and financial advisors and involved the Special Committee’s consideration of a number of factors, including the pendency of the Original Actions.
          5. By agreed order entered on August 11, 2005, the Original Actions were consolidated under the caption In re iPayment, Inc. Shareholder Litigation, Civil Action No. 05-1250-I, pending in the Chancery Court for the State of Tennessee, Twentieth Judicial District.
          6. Between August and October 2005, consistent with the statements in the July 22 press release, Defendants assert that the Special Committee and its legal and financial advisors contacted and discussed a proposed transaction with a number of other potential purchasers. The discussions ultimately led to preliminary and — following iPayment’s provision of information and additional due diligence by the potential purchasers — revised indications of value, subject to a variety of contingencies, assumptions and conditions, from several potential purchasers that were in excess of Mr. Daily’s original proposal of $38.00 per share.
          7. Defendants further contend that, on October 12, 2005, the Special Committee determined that the valuations submitted by all but one of the potential purchasers were not sufficient and that it would cease discussions with all but the potential purchaser with the highest valuation, a range of $42.00 to $44.00 per share that remained subject to a number of contingencies, including additional due diligence, financing and the commitment of Mr. Daily and other members of management to roll over a significant percentage of their equity ownership in iPayment into the potential purchaser’s acquisition vehicle.
          8. Defendants state that, in light of the extensive bidding process undertaken by its independent financial advisor and the results of that process, the Special Committee further determined that it was unlikely that any potential purchaser would offer in excess of $44.00 per share and that there were risks that the remaining potential purchaser’s contingencies and conditions would not be met or would cause the purchaser to reduce its valuation (as others had done following due diligence). In view of these factors, the Special Committee decided that the best way to obtain the highest price for the sale of iPayment with the greatest certainty of completion would be to try to induce Mr. Daily to make a proposal to acquire iPayment at the highest end of the valuation ranges received from the other potential purchaser, $44.00 per share. Accordingly, while continuing discussions with the remaining potential purchaser, the Special Committee informed Mr. Daily that it would likely support a proposal from him at $44.00 per share.

          9. On November 1, 2006, Mr. Daily submitted a revised proposal to acquire the outstanding shares of iPayment at a price of $43.00 per share. Mr. Daily also informed the Special Committee that, while he was in principle willing to remain as a senior executive in the event that iPayment was acquired by a third party, at the price levels being sought by iPayment he was not prepared to “roll-over” his shares into a transaction led by another party. Following additional discussions and negotiations with the Special Committee and its independent financial advisor, Mr. Daily subsequently informed the Special Committee that he would be willing to increase his bid to $43.50 per share as a last and final offer.
     B. Merger Agreement and Consolidated Complaint
          1. Defendants assert that, following additional discussions, on November 11, 2005, the Special Committee determined that it was in the best interest of the stockholders to seek to negotiate a merger transaction with Mr. Daily at the $43.50 per share level he had communicated to the Special Committee. After significant additional negotiations between the Special Committee and its legal and financial advisors and Mr. Daily (and, subsequently, with Mr. Grimstad and the other Acquiring Parties) on the terms and conditions of the merger transaction, including — as described in more detail below — consultations with counsel for Plaintiffs in connection with initial settlement discussions — on December 27, 2005, iPayment, Holdings, and MergerCo entered into a Merger Agreement pursuant to which Holdings will acquire all of the outstanding shares of iPayment common stock for $43.50 in cash per share and MergerCo will be merged with and into iPayment, with iPayment remaining as the surviving corporation.

          2. Defendants further assert that, on December 27, 2005, after having (i) met in person 11 times and held an additional 16 formal meetings by telephone, (ii) considered and evaluated the May 13, 2005 Daily merger proposal, several third party preliminary proposals, and the revised merger proposal submitted by Mr. Daily on November 1, 2005, and (iii) received and considered the advice and counsel of its independent legal and financial advisors, including a December 27, 2005 fairness opinion from its financial advisors that the merger consideration to be paid to stockholders was fair, from a financial point of view, the Special Committee unanimously determined that the revised Daily merger proposal was advisable, fair to and in the best interests of iPayment and its stockholders (other than Holdings and its affiliates) and that the consideration to be paid for each share of iPayment’s common stock in connection with the merger is fair to iPayment’s stockholders (other than Holdings and its affiliates). Accordingly, the Special Committee recommended to the Board that the Board (i) approve and adopt the Merger Agreement and (ii) recommend that stockholders approve and adopt the Merger Agreement at a Special Meeting of Shareholders.
          3. Plaintiffs filed their Consolidated Complaint in the Consolidated Action on or about January 3, 2006. The Consolidated Complaint alleges that the revised Daily merger proposal resulted from an unfair process, the merger consideration of $43.50 constitutes an unfair price, and the Individual Defendants breached fiduciary duties of care, loyalty, good faith, candor and independence in connection with the proposed merger, allegedly aided and abetted by iPayment. The Consolidated Complaint seeks: (i) certification as a class action, (ii) a declaration that the proposed merger is in breach of Defendants’ fiduciary duties and, thus unenforceable, (iii) an injunction against consummation of the merger or, in the alternative, rescission of the transaction and imposition of a constructive trust, (iv) a direction that Individual Defendants comply with their fiduciary duties, and (v) an award of Plaintiffs’ attorneys’ fees and costs.
     C. Settlement Discussions
          1. Although iPayment and the Individual Defendants believe that the Consolidated Action is without merit, they recognize that the litigation would cause distraction and diversion of resources and that a successful outcome could not be guaranteed. Accordingly, following the entry of the order consolidating the actions and appointing an executive committee of Plaintiffs’ Counsel, representatives of Plaintiffs’ Counsel and Defendants’ Counsel periodically engaged in discussions concerning the potential for settlement of the litigation. In connection with these discussions and in response to Plaintiffs’ requests for the production of documents, the Special Committee, iPayment, and Mr. Daily produced documents and provided other information to Plaintiffs’ Counsel concerning the proposed transaction and related matters.
          2. In addition, in connection with the Parties’ good faith efforts to resolve the Consolidated Action through settlement, Plaintiffs’ Counsel participated in, and contributed to, negotiations between representatives of the Special Committee and representatives of Mr. Daily that resulted in the inclusion of several favorable provisions in the Merger Agreement, including: (i) a requirement that the transaction be approved by a majority of the shares other than those held by Mr. Daily and the other stockholders participating in the acquisition; (ii) a reduction of the break-up fee initially proposed by Mr. Daily (from $25 million, inclusive of expense reimbursement, down to $15 million, plus reimbursement of Holdings’ actual out-of-pocket expenses up to a cap of $3 million); and (iii) a provision giving iPayment the right to terminate the Merger Agreement, without being obligated to submit the revised Daily merger proposal to a vote of iPayment’s stockholders but subject to the payment of a termination fee, if iPayment receives a superior proposal from a third party and the Special Committee and/or Board determines to change their recommendation and no longer recommend that the stockholders approve the revised Daily merger proposal.
          3. On March 24, 2006, the Parties agreed in principle to a framework for the potential compromise and settlement of the litigation. The framework included benefits to the alleged Class in the form of: (i) protection against loss of potential transaction value arising from a short-term resale of iPayment by the Acquiring Parties at a significant premium; (ii) agreement by iPayment to permit Plaintiffs’ Counsel to comment on a draft of the Proxy Statement to be filed with the SEC; (iii) commitment by iPayment to consider any proposed comments in good faith, and (iv) agreement by Defendants to pay Plaintiffs’ attorneys’ fees and expenses in the amount of $1.3 million as a unitary part of the settlement. Final agreement on the compromise and settlement remained contingent upon the negotiation and execution of the various provisions of this Agreement.
          4. In accordance with the terms of the agreement in principle, Plaintiffs’ Counsel provided iPayment with certain proposed revisions and comments on the draft proxy statement for iPayment’s consideration. Following additional communications between the Parties, Plaintiffs’ Counsel’s comments were incorporated into the final Proxy Statement filed with the United States Securities and Exchange Commission on April 4, 2006.

III. SETTLEMENT RELIEF
     As a direct result of the pendency and prosecution of the Consolidated Action and the extensive negotiations between the Parties, a proposed settlement has been reached that includes the following benefits for the Class:
     A. As described above, the pendency of the Original Actions was a factor considered by the Special Committee, as advised by its independent legal and financial advisors, in its initial review and determination not to recommend approval of Mr. Daily’s May 13, 2005 proposal.
     B. As described above, during the negotiations between the Parties and following the agreement in principle on the framework for the settlement of the Consolidated Action, Plaintiffs’ Counsel reviewed and provided substantive comments on the Merger Agreement and a draft of the Proxy Statement.
     C. As additional consideration of the settlement and release of claims on behalf of the Class, Defendants Daily and Grimstad agreed to the following Protective Measure for the benefit of the Class:
          1. If within 9 months of the closing of the merger:
(a)	the Acquiring Parties (i) sell or cause to be sold 50% or more of the outstanding equity or assets of Holdings or iPayment to a person or entity other than an affiliate of Holdings, or (ii) cause Holdings or iPayment to merge with any person or entity other than an affiliate of Holdings and receive either cash or other compensation; and

(b)	the net consideration received by the Acquiring Parties, measured at the time of the completion of the sale or merger, is greater than an amount (the “Threshold Amount”) equal to (i) in the case of a merger or sale of all of the outstanding equity or assets, $1 billion or (ii) in the case of a sale of 50% or more of the outstanding equity or assets, $1 billion multiplied by the percentage of the outstanding shares or fair market value of assets of Holdings or iPayment, as the case may be, that were sold or caused to be sold by the Acquiring Parties; then
          2. the Acquiring Parties will cause Holdings or iPayment to pay into a fund for the benefit of those Class Members an amount equal to 50% of the amount by which such net consideration exceeds the Threshold Amount, up to a maximum aggregate payment of $69,377,365. For example, if 50% of the equity or assets of iPayment were sold or otherwise divested within 9 months of the consummation of the merger for $600 million, then $50 million would be payable to the Class ($600 million minus the Threshold Amount of $500 million (50% of $1 billion), which equals $100 million, times 50%, which equals $50 million).
          3. The parties expressly agree and acknowledge that the provision shall not be triggered and no payment will be required to Class Members as a result of any write-down of goodwill or intangible assets associated with iPayment.
          4. Rights to participate in any proceeds under the Protective Measure and the interests in any fund created will be evidenced by non-certificated, non-transferable

(except by ordinary successorship upon death or dissolution) contractual obligations that shall be owed solely to each member of the Class.
          5. The proceeds of any such payment to the Class pursuant to the Protective Measure, subject to 23.5% thereof being paid to plaintiffs’ counsel for attorneys’ fees and expenses, shall promptly be distributed to the Class under the direction of Plaintiffs’ Counsel. Any administration or distribution costs will be paid exclusively from the proceeds to be distributed to the Class.
IV. DISCOVERY
     A. Subject to the provisions of a mutually-acceptable confidentiality agreement which includes, among other things, a provision that provides that the discovery contemplated by this Settlement Agreement shall be used only in connection with the settlement of this Consolidated Action, Plaintiffs’ Counsel will continue to conduct reasonable discovery into the facts underlying the claims in the Consolidated Complaint to confirm that the underlying facts are consistent with their understanding, as supported by their review of materials, including iPayment’s public filings, and that the proposed Settlement Agreement is fair, reasonable and adequate.
     B. Plaintiffs’ Counsel has stated that such additional discovery will consist of a review of iPayment, Special Committee, and Individual Defendant documents and depositions of or interviews with one or more of the Individual Defendants, which additional discovery will be undertaken pursuant to the terms of the confidentiality agreement to be negotiated pursuant to Section IV.A above.

     C. The discovery contemplated by this Section shall be conducted as soon as practicable after the execution of this Settlement Agreement, but in any case shall be completed no later than May 26, 2006.
     D. If, as a result of concluding the additional discovery contemplated by this Section, Plaintiffs and Plaintiffs’ Counsel continue to believe that the Settlement Agreement is fair, reasonable and adequate, the Parties shall execute an amendment to this Settlement Agreement indicating that the discovery contemplated by the Settlement Agreement has been completed and setting out Plaintiffs’ and Plaintiffs’ Counsel’s finding that the Settlement Agreement is fair, reasonable and adequate.
     E. If, as a result of concluding the additional discovery contemplated by this Section, Plaintiffs and Plaintiffs’ Counsel reasonably and in good faith do not believe that the proposed Settlement Agreement is fair, reasonable and adequate, they will have the right to terminate or to renegotiate this Settlement Agreement within 10 days of the conclusion of the discovery contemplated by this Section.
V. NOTICE TO STOCKHOLDERS AND RIGHT OF COMMUNICATION
     A. Notice
          1. Subject to the requirements of the Hearing Order and no later than 45 calendar days before the Fairness Hearing, iPayment shall cause the Notice to be delivered to each Class Member in the same manner that the Proxy Statement was mailed. In addition, iPayment will make the Notice available on the www.ipaymentinc.com website beginning 45 calendar days before the Fairness Hearing and continuing through the date of the Fairness Hearing. Defendants will pay for the costs associated with producing and publishing the Notice.

          2. The Notice shall: (i) contain a short and plain statement of the background of the Consolidated Action and the proposed settlement; (ii) generally describe the nature of the relief provided; (iii) state that any relief is contingent on the Court’s final approval of the proposed settlement; (iv) inform Class Members of the date of the Fairness Hearing and of their right to object to the Settlement Agreement; (v) explain how a Class Member may request exclusion from the Class; (vi) set forth the amount of Attorneys’ Fees and Expenses agreed to by the Parties; (vii) set forth the entire Release in Section VIII, below, together with all associated Definitions; (viii) conform to the requirements of the Tennessee Rules of Civil Procedure, including but not limited to, Tenn. R. Civ. Proc. 23, the United States Constitution (including the Due Process Clause), the Rules of the Court, and any other applicable law; and (ix) otherwise be in a manner and form agreed upon by the Parties to this Settlement Agreement and approved by the Court.
     B. Right of Communication with Stockholders
          1. iPayment expressly reserves the right to communicate with and respond to inquiries by its stockholders, including Class Members, with respect to matters other than the proposed settlement and this Settlement Agreement, expressly including any matters relating to or described in the Merger Agreement and Proxy Statement, and may do so through any appropriate agency.
          2. iPayment may undertake such efforts to communicate with Class Members regarding the Notice and terms of this Settlement as iPayment deems necessary or appropriate, including telephone communications. Any written communication to iPayment by any Class Member regarding the Settlement Agreement, or any written communication to a Class Member by iPayment regarding the Settlement Agreement, shall be provided to Plaintiffs’ Counsel as soon as practical after the communication is received or generated, as the case may be.
     C. Media Communications
          1. Plaintiffs’ Counsel and Defendants’ Counsel agree to cooperate in good faith to ensure that (i) any comments about or descriptions of the proposed settlement in the media or any other public forum are balanced, fair and accurate and (ii) any press releases announcing the proposed settlement are provided in advance to Plaintiffs’ Counsel and Defendants’ Counsel before dissemination or publication; provided however, that Defendants shall be able to make, without notification to or prior review or approval by Plaintiffs’ Counsel, any and all disclosures regarding the Settlement Agreement that Defendants believe may be required or appropriate under applicable law or by the rules of any securities exchange on which iPayment’s securities trade, or as required in connection with a judicial or regulatory proceeding.
VI. REQUESTS FOR EXCLUSION
     A. Any potential Class Member who wishes to be excluded from the Class must mail by first class mail or deliver a written request for exclusion to the Clerk of the Court, care of the address provided in the Class Notice, postmarked or delivered no later than 14 days before the Fairness Hearing, or as the Court may otherwise direct. A list of the persons and entities who have requested exclusion shall be provided by the Settling Parties to the Court at or before the Fairness Hearing.

     B. The request for exclusion shall include the following information: (i) name, (ii) address, (iii) telephone number, and (iv) number and type of iPayment equity securities held or beneficially owned as of the Record Date.
     C. Unless otherwise ordered by the Court, any potential Class Member who does not file a timely written request for exclusion as provided by this Section VI.A shall be bound by the Release and by all proceedings, orders and judgments in this Action, even if he, she or it has pending, or subsequently initiates, litigation, arbitration or any other action against any or all of the Defendants or the Releasees relating to any or all of the claims or causes of actions released in the Release.
VII. OBJECTIONS TO SETTLEMENT
     A. Any Class Member who has not filed a timely written request for exclusion from the Class and who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or to any aspect of the proposed settlement, must deliver to Plaintiffs’ Counsel and Defendants’ Counsel, and file with the Court, no later than 14 calendar days before the Fairness Hearing or as the Court may otherwise direct, a statement of his, her or its objection, as well as the specific reason(s), if any, for each objection, including any legal support the Class Member wishes to bring to the Court’s attention and any evidence the Class Member wishes to introduce in support of the objection. Class Members may so object either on their own or through an attorney hired at their own expense.
     B. If a Class Member hires an attorney to represent him, her or it, the attorney must (i) file a notice of appearance with the Clerk of the Court no later than 14 calendar days before the Fairness Hearing, or as the Court otherwise may direct, and (ii) deliver to

Plaintiffs’ Counsel and Defendants’ Counsel no later than 14 calendar days before the Settlement Hearing a copy of the same.
     C. Any Class Member who files and serves a written objection, as described in this Section, may appear at the Fairness Hearing, either in person or through counsel hired at the Class Member’s expense, to object to the fairness, reasonableness or adequacy of this Agreement or the proposed settlement. Class Members or their attorneys who intend to make an appearance at the Fairness Hearing must deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than 14 calendar days before the Fairness Hearing, or as the Court may otherwise direct, a notice of intention to appear.
     D. Any Class Member who fails to comply with the provisions of this Section shall waive and forfeit any and all rights he, she or it may have to appear separately and/or object.
VIII. RELEASE AND WAIVER, AND ORDER OF DISMISSAL
     A. Release and Waiver
          1. Plaintiffs, on their own behalf and on behalf of the Class, and Defendants agree to the following release and waiver, which shall take effect upon the Final Settlement Date:
               a. Subject to Section VIII.A.5, below, Plaintiffs and all Class Members hereby release and discharge the Releasees from, and shall not now or hereafter institute, participate in, maintain, maintain a right to, or assert against the Releasees, either directly or indirectly, derivatively, on their own behalf, or on behalf of any other person or entity, any and all causes of action, claims, damages, awards, equitable, legal and administrative relief, interest, demands or rights, including, without limitation, claims for rescission, restitution, unjust enrichment or all damages of any kind, including those in excess of actual damages, whether based on federal, state or local law, statute, ordinance, regulation, contract, common law, or any other source, that have been, could have been or might hereafter be alleged or asserted by any Class Member against the Releasees or any of them in this Consolidated Action, the Original Actions or in any other court action or before any administrative body, tribunal, arbitration panel, or other adjudicatory body that relate in any way, directly or indirectly, to the allegations contained in the Consolidated Complaint or the Original Actions, including, without limitation:
                    (1) any or all of the acts, omissions, nondisclosures, facts, matters, transactions, occurrences, or oral or written statements or representations that have been, may be or could be directly or indirectly alleged, asserted, described, set forth or referred to in this Consolidated Action or the Original Actions;
                    (2) any alleged breaches of fiduciary duty, self-dealing or lack of good faith (or other duty placed upon corporate directors and officers by common law or statute) and/or obligations under federal or state law, including the United States securities laws;
                    (3) any filing made with the United States Securities and Exchange Commission by any of the Releasees in connection with the Merger Agreement, the transaction contemplated in the Merger Agreement and/or any alternate merger proposals or strategic alternatives, expressly including but not limited to the Proxy Statement;

                    (4) any disclosures of any sort made by any of the Releasees in connection with the Merger Agreement, the transaction contemplated in the Merger Agreement and/or the consideration of alternate merger proposals or strategic alternatives, expressly including but not limited to the Proxy Statement;
                    (5) the Board’s and/or the Special Committee’s actions taken in connection with the Merger Agreement, the transaction contemplated in the Merger Agreement and/or the consideration of alternate merger proposals or strategic alternatives;
                    (6) all claims relating in any way, directly or indirectly, to any or all acts, omissions, nondisclosures, facts, matters, transactions, occurrences or oral or written statements or representations in connection with the Settlement Agreement or the settlement of this Consolidated Action (including, without limitation, all claims respecting the negotiation and execution of this Agreement); and/or
                    (7) except as expressly provided in this Agreement, any and all claims for attorneys’ fees, expert witness fees and/or other costs or disbursements incurred by Plaintiffs’ Counsel or any other counsel representing Plaintiffs or any Class Member in this Consolidated Action, or by Plaintiffs or any Class Member in this Consolidated Action, or any of them, in connection with or in any way related to this Consolidated Action and/or the settlement of this Consolidated Action.
          2. Plaintiffs and all Class Members expressly understand that principles of law in some jurisdictions, such as Section 1542 of the Civil Code of the State of California, provide that a general release does not extend to claims that a creditor does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, must have materially affected his settlement with the debtor. To the extent that, as a result of or notwithstanding the choice of law provisions in the Settlement Agreement, California or other law may be applicable, Plaintiffs and all Class Members expressly waive with respect to Releasees all rights afforded by Section 1542 and all similar federal, state or foreign laws, rights, rules, or legal principles which may be applicable herein, and Plaintiffs and the Class hereby agree and acknowledge that this is an essential term of this Release. Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE
CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR
AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR
HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH
THE DEBTOR.
Notwithstanding the provisions of Section 1542 and all similar federal, state or foreign laws, rights, rules, or legal principles which may be applicable herein, and for the purpose of implementing a full and complete release, Plaintiffs and all Class Members understand and agree that this Release is intended to include all claims, if any, which any Class Member may have and which Plaintiffs and Class Members do not now know or suspect to exist in their favor against the Releasees, and that this Release extinguishes those claims.
          3. In connection with this Release, Plaintiffs and all Class Members acknowledge that they are aware that they may hereafter discover claims presently unknown or unsuspected, or facts in addition to or different from those that they now know or believe to be true with respect to the matters released herein. Nevertheless, it is the intention of Plaintiffs in executing this Release, and Class Members in remaining part of the Class, fully, finally and forever to settle and release all such matters, and all claims relating thereto, that exist, hereafter may exist, or might have existed (whether or not previously or currently asserted in any action or proceeding) with respect to the matters released.
          4. Without further action by anyone, on and after the Final Settlement Date, each Releasee, on behalf of themselves, their heirs, executors, administrators, predecessors, successors, and assigns, for good and sufficient consideration, the receipt and adequacy of which are hereby acknowledged, shall be deemed to have, and by operation of law and of the Final Judgment shall have, fully, finally, and forever released, relinquished, settled, and discharged any and all claims or causes of action against each and every one of the Plaintiffs, Class Members, and Plaintiffs’ Counsel based upon, arising out of, or relating to the institution, prosecution or resolution of this Consolidated Action or the Original Actions.
          5. Nothing in this Release shall preclude any action to enforce the terms of this Agreement.
          6. Plaintiffs and Defendants hereby agree and acknowledge that the provisions of this Release constitute an essential term of the Settlement Agreement.
     B. Order of Dismissal and Release
          1. The Parties will seek and obtain from the Court a Final Judgment and Order Approving Class Action Settlement as further described below in Section XI. The Final Judgment and Order Approving Class Action Settlement shall, among other things, (i) approve the Settlement Agreement as fair, reasonable and adequate pursuant to Tennessee Rule of Civil Procedure 23; (ii) dismiss the Consolidated Action as to iPayment and the Individual Defendants with prejudice and on the merits; (iii)

incorporate the terms of the Release; (iv) incorporate the agreed upon Attorneys’ Fees and Expenses set forth in Section IX.
IX. ATTORNEYS’ FEES AND LITIGATION EXPENSES
     A. As a unitary part of the settlement, iPayment agrees to pay Plaintiffs an award of Attorneys’ Fees and Expenses in this Consolidated Action in the amount of one million three hundred thousand dollars ($1,300,000). The Attorneys’ Fees and Expenses will be paid by iPayment, subject to the conditions below, within ten (10) business days of the Approval Date.
     B. If (i) the Final Judgment and Order Approving Class Action Settlement approving the settlement of this Action is reversed, vacated, modified and/or remanded for further proceedings or otherwise disposed of in any manner other than one resulting in an affirmance of such Final Judgment and Order Approving Class Action Settlement and the Defendants or Plaintiffs properly and timely terminate the Settlement Agreement in accordance with Section XII.B of this Settlement Agreement or (ii) the Final Settlement Date does not occur for any reason, then Plaintiffs’ Counsel shall within 10 business days return to iPayment the amount of Attorneys’ Fees and Expenses paid by iPayment with interest at the Interest Rate.
     C. Plaintiffs’ Counsel agrees that the terms of its obligation to return any of the Attorneys’ Fees and Expenses, as described in Section IX.B above, shall be evidenced by an agreement acceptable to the Parties. In addition, Plaintiffs’ Counsel, as a condition of receiving Attorneys’ Fees and Expenses, on behalf of itself and each partner and/or shareholder of it, agrees that their respective law firms and their partners and/or shareholders are subject to the jurisdiction of the Court for the purpose of enforcing this

Section IX of the Settlement Agreement. Without limitation, the law firms and their partners and/or shareholders agree that the Court may, upon application of iPayment, on notice to the law firms, summarily issue orders, including, but not limited to, judgments and attachment orders, and may make appropriate findings of or sanctions for contempt, against them or any of them should the law firms fail timely to repay any amounts pursuant to this Section IX of the Settlement Agreement.
     D. Neither iPayment nor Individual Defendants, nor any of their respective past, present and future parents, subsidiaries, predecessors, successors and assigns, nor any of their respective past, present and future officers, directors, partners, principals, employees, agents, representatives, attorneys, heirs, administrators, executors, insurers, predecessors, successors and assigns, or any of them, shall be liable for or obligated to pay any fees, expenses, costs or disbursements to, or incur any expense on behalf of, any person, either directly or indirectly, in connection with this Consolidated Action, this Settlement Agreement, or the proposed settlement, other than as expressly provided for in this Settlement Agreement.
X. ORDER OF NOTICE, FAIRNESS HEARING AND ADMINISTRATION
     A. Within 30 days of execution of this Settlement Agreement, the Parties shall submit the Agreement to the Court, and seek and obtain from the Court a Hearing Order, unless otherwise agreed to by the Parties:
          1. providing for the certification of the Class for settlement purposes only;
          2. finding that the proposed settlement is sufficient to warrant publishing Notice to Class Members;

          3. scheduling the Fairness Hearing, to be held on such date as the Court may direct, to consider the fairness, reasonableness and adequacy of all aspects of the proposed settlement and whether its provisions should be approved by the Court;
          4. approving the proposed Notice and notice methodology described in this Agreement;
          5. directing iPayment or its designee(s) to cause the Notice to be mailed to each Class Member in the same manner as the Proxy Statement was mailed no later than 45 days before the Settlement Hearing;
          6. determining that the Notice to be provided to the Class Members in this Consolidated Action and the manner in which the Notice is to be mailed pursuant to this Agreement, constitute the best practicable notice and satisfy the requirements of the Tennessee Rules of Civil Procedure (including Rule 23), the United States Constitution (including the Due Process Clause) and any other applicable law, and constitute due and sufficient notice of the Settlement Agreement and Fairness Hearing to all persons or entities entitled to receive such notice;
          7. requiring iPayment to file proof of the mailing of the Notice at or before the Fairness Hearing;
          8. authorizing iPayment to communicate with Class Members about the Consolidated Action and the terms of the proposed settlement, subject to the terms of Section V.B of this Agreement, and to engage in any other communications within the normal course of iPayment’s business, including but not limited to communications in connection with the transaction described in the Merger Agreement and Proxy Statement;

          9. requiring each Class Member who wishes to exclude himself, herself or itself from the Class to submit a valid and timely written request for exclusion, postmarked no later than 14 days before the Fairness Hearing, to the Clerk of the Court at the address provided in the Notice;
          10. preliminarily enjoining Plaintiffs and all Class Members, or any of their respective representatives, trustees, successors, heirs and assigns, from filing, commencing, prosecuting, intervening in, participating in (as a nominal defendant or otherwise), or receiving any benefits or other relief from, any other lawsuit, arbitration, or administrative, regulatory or other proceeding or order against the Releasees in any jurisdiction based on or relating to the claims and causes of action that are released by this Agreement pending the final ruling of the Court on the Settlement Agreement;
          11. preliminarily enjoining all persons from filing, commencing or prosecuting any other lawsuit as a class action (including by seeking to amend a pending complaint to include class allegations or by seeking class certification in a pending action in any jurisdiction) on behalf of Class Members who have not timely excluded themselves from the Class, if such other lawsuit is based on or relates in any way to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the claims or causes of action subject to the Release;
          12. ruling that any Class Member who does not submit a valid and timely written request for exclusion from the Class will be bound by all proceedings, orders and judgments in this Action relating to this Settlement Agreement, even if such Class Member has previously initiated or subsequently initiates individual litigation against any Defendants or Releasees or other proceedings encompassed by the Release;

          13. requiring each Class Member who wishes to object to the fairness, reasonableness or adequacy of this Settlement Agreement or the proposed settlement, to deliver to Plaintiffs’ Counsel and Defendants’ Counsel and to file with the Court, no later than 14 calendar days before the Fairness Hearing, or at such other time as the Court may direct, a statement of his or her objection, as well as the specific reasons, if any, for each objection, including any legal support the Class Member wishes to bring to the Court’s attention and any evidence the Stockholder wishes to introduce in support of his or her objection, or be forever barred from separately objecting;
          14. requiring any attorney hired by a Class Member at the Class Member’s expense for the purpose of objecting to this Agreement, the proposed settlement, or the award of Attorneys’ Fees and Expenses, to file with the Clerk of the Court and deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than 14 calendar days before the Fairness Hearing, or as the Court may otherwise direct, a notice of appearance;
          15. requiring any Class Member who files and serves a written objection and who intends to make an appearance at the Fairness Hearing, either in person or through personal counsel hired at the Class Member’s expense, to file with the Court and deliver to Plaintiffs’ Counsel and Defendants’ Counsel no later than 14 calendar days before the Fairness Hearing, or as the Court may otherwise direct, a notice of intention to appear;
          16. directing Plaintiffs’ Counsel and Defendants’ Counsel promptly to furnish each other with copies of any and all objections that might come into their possession; and

          17. containing any additional provisions that might be necessary to implement and administer the terms of this Agreement and the proposed settlement.
XI. FINAL APPROVAL, FINAL JUDGMENT AND ORDER APPROVING CLASS ACTION SETTLEMENT
     A. At or after the Fairness Hearing, and upon the Court’s approval of this Agreement, the Parties shall seek and obtain from the Court a Final Judgment and Order Approving Class Action Settlement. The Final Judgment and Order Approving Class Action Settlement shall, among other things, and taking into consideration all the facts and circumstances outlined in this Agreement:
          1. find that Plaintiffs held or beneficially owned common stock or other equity securities of iPayment as of the Record Date and otherwise have standing to prosecute this Consolidated Action on behalf of the Class;
          2. find that the Court has jurisdiction over the Class Members and jurisdiction to approve the Settlement Agreement;
          3. finally certify the Class for settlement purposes;
          4. approve the Settlement Agreement and the proposed settlement as fair, reasonable and adequate, consistent and in compliance with all applicable requirements of Tennessee Law, United States law, including the United States Constitution (including the Due Process Clause), the Tennessee Rules of Civil Procedure, the Rules of the Court, and any other applicable law, and in the best interests of the Class;
          5. direct the Parties and their counsel to implement and consummate this Agreement according to its terms and provisions;

          6. declare this Agreement to be binding on — and, as to all claims and issues that have or could have been raised in this Consolidated Action, to have res judicata and other preclusive effect in all pending and future lawsuits or other proceedings maintained by or on behalf of — the Parties and Class Members, as well as their past, present and future parents, subsidiaries, predecessors, successors and assigns and affiliates and each of their respective past, present and future officers, directors, employees, agents, representatives, attorneys, heirs, administrators, executors, insurers, predecessors, successors, and assigns, or any of them, including any person or entity controlled by or controlling or under the control of any of them;
          7. find that the Notice provided to the Class in this Consolidated Action and notice methodology implemented pursuant to this Settlement Agreement, constituted the best practicable notice and satisfied the requirements of the Tennessee Rules of Civil Procedure (including Rule 23), the United States Constitution (including the Due Process Clause) and any other applicable law, and constituted due and sufficient notice of the Settlement Agreement and Fairness Hearing to all persons or entities entitled to receive such notice;
          8. find that Plaintiffs’ Counsel and Plaintiffs brought the Original Actions and the Consolidated Action in good faith and have adequately represented the interests of the Class for purposes of entering into and implementing the settlement;
          9. dismiss the Original Actions and the Consolidated Action as to iPayment and the Individual Defendants on the merits and with prejudice, with court costs to be paid by Defendants, but without fees or costs to any party except as provided in this Agreement;

          10. incorporate the Release set forth above in Section VIII.A, make the Release effective as of the date of the Final Settlement Date, and forever discharge the Releasees from any claims or liabilities arising from or related to the matters covered by the Release;
          11. permanently bar and enjoin all Class Members from (i) filing, commencing, prosecuting, intervening in, participating in (as class members or otherwise), or receiving any benefits or other relief from, any other lawsuit, arbitration, or administrative, regulatory or other proceeding or order in any jurisdiction based on or relating in any way to the claims and causes of action, or the facts and circumstances relating thereto, in this Action and/or the claims or causes of action released in the Release and (ii) organizing Class Members into a separate class for purposes of pursuing as a purported class action (including by seeking to amend a pending complaint to include class allegations, or by seeking class certification in a pending action) any lawsuit based on or relating to the claims and causes of action, and/or the facts and circumstances relating thereto, in this Action and/or the claims or causes of action released in the Release;
          12. authorize the Parties, without further approval from the Court, to agree to and adopt such amendments, modifications and expansions of this Agreement as (i) are consistent with the Final Judgment and Order Approving Class Action Settlement and (ii) do not limit the rights of the Class under the Settlement Agreement;
          13. without affecting the finality of the Final Judgment and Order Approving Class Action Settlement for purposes of appeal, retain jurisdiction as to all matters relating to the administration, consummation, enforcement and interpretation of this Agreement, the Final Judgment and Order Approving Class Action Settlement, and for any other necessary purpose; provided however, that nothing in this subsection shall restrict the ability of the Parties to exercise their rights under Section XI.A below; and
          14. incorporate any other provisions that the Court deems necessary and just.
XII. MODIFICATION OR TERMINATION OF THE SETTLEMENT AGREEMENT
     A. The terms and provisions of this Agreement may be amended, modified or expanded by agreement of the Parties and approval of the Court; provided however, that after entry of the Final Judgment and Order Approving Class Action Settlement the Parties may by agreement effect such amendments, modifications or expansions of this Agreement and its implementing documents (including all exhibits thereto) without notice to or approval by the Court if such changes are consistent with the Court’s Final Judgment and Order Approving Settlement and do not limit the rights of the Class under the Settlement Agreement.
     B. This Agreement will terminate at the sole option and discretion of Plaintiffs or Defendants if (i) the Court, or any appellate court(s), rejects, modifies or denies approval of any portion of the Settlement Agreement or the proposed settlement that the terminating party in its (or their) sole judgment and discretion reasonably determine(s) is material, including, without limitation, the terms of relief, the findings of the Court, the provisions relating to notice and/or the terms of the Release, or (ii) the Court, or any appellate court(s), does not enter or completely affirm, or alters or expands, any portion of the Final Judgment and Order Approving Class Action Settlement, that the terminating party in its (or their) sole judgment and discretion reasonably believe(s) to be material. The terminating party must exercise the option to withdraw from and terminate this Agreement, as provided in this Subsection, no later than 20 days after receiving notice of the event giving rise to the grounds for the termination.
     C. No later than 5 days before the Fairness Hearing, Defendants also may unilaterally withdraw from and terminate this Settlement Agreement if requests for exclusion are received from Class Members who hold shares, in the aggregate, in excess of a percentage of the total shares held by all individuals or entities eligible to be Class Members set forth in a separate “Supplemental Agreement” between the Settling Parties. The Supplemental Agreement shall be kept confidential and not filed with the Court unless a disagreement arises among the Settling Parties with respect to an interpretation of it.
     D. If an option to withdraw from and terminate this Agreement arises under Sections XII.B or XII.C of this Agreement, (i) neither Plaintiffs nor Defendants will be required for any reason or under any circumstance to exercise that option and (ii) any determination to exercise that option shall be made in good faith.
     E. If this Agreement is terminated pursuant to its terms, then:
          1. this Agreement shall be null and void and shall have no force or effect, and no party to this Agreement shall be bound by any of its terms, except for the terms of this subsection;
          2. this Agreement, all of its provisions, and all negotiations, statements and proceedings relating to it shall be without prejudice to the rights of

Plaintiffs and Defendants, all of whom shall be restored to their respective positions existing immediately before the execution of this Agreement;
          3. iPayment and the Individual Defendants, and their current and former parents, subsidiaries, predecessors, successors, heirs, agents, assigns, officers, directors, employees, partners, principals, attorneys and representatives expressly and affirmatively reserve all defenses, arguments and motions as to all claims that have been or might later be asserted in the Original Actions and/or this Consolidated Action;
          4. Plaintiffs and their current and former parents, subsidiaries, predecessors, successors, heirs, agents, assigns, officers, directors, employees, partners, principals, attorneys and representatives expressly and affirmatively reserve all motions as to, and arguments in support of, all claims that have been or might later be asserted in the Original Actions and/or this Consolidated Action;
          5. neither this Agreement, nor the fact of its having been made, shall be admissible or entered into evidence for any purpose whatsoever;
          6. any order or judgment entered after the date of this Agreement will be deemed vacated and will be without any force and effect;
          7. if required, any Attorneys’ Fees and Expenses paid by iPayment will be returned to iPayment pursuant to in Section IX.B. above; and
          8. any confidentiality agreement executed with respect to the discovery contemplated by Section IV above shall remain in full force and effect.
XIII. GENERAL MATTERS AND RESERVATIONS
     A. The obligation, though not the ability, of the Parties to conclude the proposed settlement is and will be contingent on each of the following:

          1. occurrence of the Final Settlement Date;
          2. closing of the transaction contemplated by the Merger Agreement;
          3. payment of the Attorneys’ Fees and Expenses as required by Section IX; and
          4. any other conditions stated in this Agreement.
     B. The Parties and their counsel agree to keep the existence and contents of this Agreement and all related negotiations confidential until the date of the first public announcement by iPayment, which shall occur at iPayment’s discretion; provided however, that this Section shall not prevent earlier disclosure of such information (i) by iPayment, to its employees, auditors or rating agencies, or to its Directors and Officers or general liability insurers or (ii) by iPayment or Plaintiffs to any person or entity (such as experts and/or courts) to whom the Parties agree disclosure must be made to effectuate the terms and conditions of this Agreement; provided however, that iPayment shall be able to make, without notification to, or prior review or approval by, Plaintiffs’ Counsel, any and all disclosures regarding the Settlement Agreement that iPayment believes may be required or appropriate under applicable law or by the rules of any securities exchange on which securities of iPayment are traded, or as required in connection with a judicial or regulatory proceeding.
     C. By execution of this Agreement, neither the Individual Defendants nor iPayment intend to release any claim against any insurer for any cost or expense hereunder, including attorneys’ fees and costs.
     D. None of the Plaintiffs will object to the proposed settlement, file an appeal therefrom or otherwise seek review of any order approving the proposed settlement.

     E. Plaintiffs’ Counsel represents that (i) it is authorized to enter into this Agreement on behalf of Plaintiffs and any other Plaintiffs’ counsel with respect to all claims released herein and (ii) it is seeking to protect the interests of the Class.
     F. White & Case LLP represents that it is authorized to enter into this Agreement on behalf of iPayment and Peter Y. Chung.
     G. Akin Gump Strauss Hauer & Feld LLP represents that it is authorized to enter into this Agreement on behalf of J. Donald McLemore, Jennie Carter Thomas, David T. Vandewater, and David M. Wilds.
     H. Debevoise & Plimpton LLP represents that it is authorized to enter into this Agreement on behalf of Gregory S. Daily, Carl A. Grimstad and Clay M. Whitson.
     I. This Agreement sets forth the entire agreement among the Parties with respect to its subject matter, and it may not be altered or modified except by written instrument executed by the Parties or their counsel. The Parties expressly warrant and represent and do hereby state that no promise or agreement that is not herein expressed has been made in executing this Agreement. There are no warranties between the parties of any kind other than those embodied in this Agreement.
     J. In entering into this Agreement, no party has relied upon any representation, statement or warranty that is not set forth expressly herein.
     K. This Agreement shall be governed by and interpreted according to the laws of Tennessee, including its conflict-of-law provisions.
     L. Any action to enforce this Agreement shall be commenced and maintained only in the Court.

     M. Whenever this Agreement requires or contemplates that one party shall or may give notice to another, notice shall be provided by facsimile and/or next-day (excluding Sunday) express delivery service as follows:
1.	If to Defendants’ Counsel, then to:

Jonathan R. Tuttle Debevoise & Plimpton LLP 555 13th Street, N.W., Suite 1100E Washington, DC 20004 Facsimile: (202) 383-8124

Glenn M. Kurtz Robert E. Tiedemann White & Case LLP 1155 Avenue of the Americas New York, NY 10036-2787 Facsimile: (212) 354-8113

Andrew J. Rossman Vincenzo Deleo Akin Gump Strauss Hauer & Feld LLP 590 Madison Avenue New York, NY 10022-2524 Facsimile: (212) 872-1002

2.	If to Plaintiffs, then to:

Darren J. Robbins Randall J. Baron A. Rick Atwood, Jr. Lerach Coughlin Stoia Geller Rudman & Robbins LLP 655 West Broadway, Suite 1900 San Diego, CA 92101-3301 Facsimile: (619) 231-7423

James G. Stranch, III, Esq. Branstetter, Kilgore, Stranch & Jennings 227 Second Avenue, North, 4th Floor Nashville, TN 37201 Facsimile: (615) 250-3937

     N. All time periods set forth herein shall be computed in calendar days unless otherwise expressly provided. In computing any period of time prescribed or allowed by this Agreement or by order of Court, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, a Sunday or a legal holiday, or, when the act to be done is the filing of a paper in Court, a day on which weather or other conditions have made the office of the Clerk of the Court inaccessible, in which event the period shall run until the end of the next day that is not one of the aforementioned days. As used in this subsection, “legal holiday” includes New Year’s Day, Birthday of Martin Luther King, Jr., Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other day appointed as a federal holiday.
     O. The Parties reserve the right, subject to the Court’s approval, to make any reasonable extensions of time that might be necessary to carry out any of the provisions of this Agreement.
     P. All Parties agree that this Agreement was drafted at arm’s length, and that no parol or other evidence may be offered to explain, construe, contradict or clarify its terms, the intent of the Parties or their counsel, or the circumstances under which the Agreement was made or executed; provided, that there shall be no presumption for or against any Party that drafted all or any portion of this Settlement Agreement.
     Q. In no event shall this Agreement, any of its provisions, or any negotiations, statements or court proceedings relating to its provisions in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in this

Consolidated Action, any other action, or any judicial, administrative, regulatory or other proceeding, except a proceeding to enforce this Agreement. Without limiting the foregoing, neither this Agreement nor any related negotiations, statements or court proceedings shall be construed as, offered as, received as, used as or deemed to be evidence or an admission or concession of any liability or wrongdoing whatsoever on the part of any person or entity, including but not limited to iPayment and the Individual Defendants, or as a waiver by iPayment and/or the Individual Defendants of any applicable defense, or as a waiver by Plaintiffs or iPayment and/or the Individual Defendants of any claims, causes of action or remedies, except as expressly provided in the Release in Section VIII.
     R. Defendants expressly deny any wrongdoing alleged in the pleadings and do not admit or concede any actual or potential fault, wrongdoing or liability in connection with any facts or claims that have been or could have been alleged in this Consolidated Action, but consider it desirable for this Consolidated Action to be settled and dismissed because this settlement will (i) provide substantial benefits to the Class, (ii) avoid the substantial expense and further disruption of the transaction contemplated by the Merger Agreement as well as the management and operation of iPayment’s business due to the Consolidated Action and (iii) finally put Plaintiffs’ claims and the underlying matters to rest.
     S. Plaintiffs’ Counsel expressly represent that the allegations contained in the Consolidated Complaint were made in good faith and have a substantial basis in fact. They nevertheless consider it desirable for the Consolidated Action to be settled and dismissed in light of the risks of this litigation and because of the substantial benefits provided to the Class under the proposed settlement.
     T. The Parties to this Agreement, their successors and assigns, and their attorneys undertake to implement the terms of this Agreement in good faith, and to use good faith in resolving any disputes that may arise in the implementation of its terms.
     U. The Parties, their successors and assigns, and their attorneys agree to cooperate fully with one another in seeking court approval of this Agreement and to use their best efforts to effect the prompt consummation of this Agreement and the proposed settlement.
     V. This Agreement may be signed in counterparts, each of which shall constitute a duplicate original. Execution by facsimile shall be fully and legally binding on a Party, and the Party so executing shall promptly provide a fully executed counterpart to each of the other Parties.
     W. All Releasees who are not parties to this Agreement are intended third-party beneficiaries entitled to enforce the terms of the Release set forth herein.

     Agreed to as of this 28th day of April, 2006.

/s/ Darren J. Robbins

DARREN J. ROBBINS
RANDALL J. BARON
A. RICK ATWOOD, JR.
LERACH COUGHLIN STOIA GELLER RUDMAN & ROBBINS LLP
655 West Broadway, Suite 1900
San Diego, CA 92101-3301
Attorneys for Plaintiffs

/s/ Robert E. Tiedmann

GLENN M. KURTZ
ROBERT E. TIEDEMANN
WHITE & CASE LLP
1155 Avenue of the Americas
New York, NY 10036-2787
Attorneys for Defendants iPayment,
Inc. and Peter Y. Chung

/s/ Andrew J. Rossman

ANDREW J. ROSSMAN
VINCENZO DELEO
AKIN GUMP STRAUSS HAUER & FELD LLP
590 Madison Avenue
New York, NY 10022-2524
Attorneys for Defendants J. Donald McLemore Jr.,
Jennie Carter Thomas, David T. Vandewater and
David M. Wilds

/s/ Jonathan R. Tuttie

JONATHAN R. TUTTLE
JEFFREY I. LANG
DEBEVOISE & PLIMPTON LLP
555 13th Street, N.W., Suite 1100E
Washington, DC 20004
Attorneys for Defendant Gregory S.
Daily, Carl A. Grimstad, and Clay M. Whitson

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